Exhibit 99.1

NEWS CORPORATION REPORTS SECOND QUARTER RESULTS FOR FISCAL 2019

FISCAL 2019 SECOND QUARTER KEY FINANCIAL HIGHLIGHTS

•

Revenues of $2.63 billion, a 21% increase compared to $2.18 billion in the prior year, reflecting the consolidation of Foxtel and continued strength at the Book Publishing and Digital Real Estate Services segments

•	Net income was $119 million compared to a net loss of ($66) million, which included a $174 million negative impact related to the U.S. Tax Cuts and Jobs Act in the prior year

•	Total Segment EBITDA was $370 million compared to $328 million in the prior year

•	Reported EPS were $0.16 compared to ($0.14) in the prior year – Adjusted EPS were $0.18 compared to $0.24 in the prior year

•	Continued revenue improvement at Dow Jones driven by record digital advertising revenues and acceleration in digital paid subscriber growth

•	Digital Real Estate Services segment reported strong revenue growth supported by continued product innovation, higher yields and expansion into new revenue streams

•	HarperCollins achieved record revenue and Segment EBITDA in the quarter

•	Launched Kayo Sports, a sports-only streaming service, in Australia

NEW YORK, NY – February 7, 2019 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended December 31, 2018.

Commenting on the results, Chief Executive Robert Thomson said:

“News Corp has reported increased profitability and revenue growth during the first half of Fiscal 2019, highlighting the power of premium content and authenticated audiences in a fact-challenged world that craves credibility.

For the second quarter, the Company saw 21% revenue growth and a 13% rise in profitability, reflecting the consolidation of Foxtel and a healthy expansion of revenues in the Book Publishing and Digital Real Estate Services segments.

At News and Information Services, we saw a continuation of positive trends in paid digital subscriptions, including accelerating gains at The Wall Street Journal, and stronger digital advertising revenues in both the U.S. and Australia.

Although our teams have been diligent in pursuing revenue opportunities, the digital platforms, which arbitrage algorithmic ambiguity, remain dysfunctional. It is clear that there has been a regulatory awakening and the time has come for a regulatory reckoning.

At our Digital Real Estate Services segment, despite sluggishness in the U.S. property market, Move delivered another quarter of double-digit revenue growth, driven by product innovation at realtor.com® and the acquisition of Opcity, a strategically important asset that will provide higher quality, value-added leads for brokers.

Within our Subscription Video Services segment, this quarter we launched Kayo Sports, a sports-only OTT product, to positive reviews, and we look forward, with confidence, to the peak selling season for the most popular winter sports in Australia.

Finally, HarperCollins had another outstanding quarter, benefiting from best-in-class content and the burgeoning of digital audio.”

SECOND QUARTER RESULTS

The Company reported fiscal 2019 second quarter total revenues of $2.63 billion, a 21% increase compared to $2.18 billion in the prior year period. The growth reflects the impact from the consolidation of Foxtel’s results following the combination of Foxtel and FOX SPORTS Australia (the “Transaction”) into a new company (“new Foxtel”) and continued strong performances at the Book Publishing and Digital Real Estate Services segments, partially offset by lower print advertising revenues at the News and Information Services segment. The results also include a $67 million negative impact from foreign currency fluctuations and $20 million of lower revenues as a result of the adoption of the new revenue recognition standard. Adjusted Revenues (which exclude the foreign currency impact and acquisitions and divestitures as defined in Note 1) increased 3%.

Net income for the quarter was $119 million compared to a net loss of ($66) million in the prior year, reflecting the absence of the $174 million negative impact of the U.S. Tax Cuts and Jobs Act recognized in the second quarter of fiscal 2018, higher Total Segment EBITDA, as discussed below, and higher Other, net, partially offset by higher depreciation and amortization expense and interest expense as a result of the Transaction.

The Company reported second quarter Total Segment EBITDA of $370 million, a 13% increase compared to $328 million in the prior year, also reflecting the Transaction. Adjusted Total Segment EBITDA (as defined in Note 1) increased 2% as continued strength in the Book Publishing and Digital Real Estate Services segments was partially offset by lower contribution from the News and Information Services segment.

Net income per share available to News Corporation stockholders was $0.16 as compared to a net loss per share of ($0.14) in the prior year.

Adjusted EPS (as defined in Note 3) were $0.18 compared to $0.24 in the prior year.

SEGMENT REVIEW

	For the three months ended December 31,			For the six months ended December 31,
	2018	2017	% Change	2018	2017	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
News and Information Services	$1,257	$1,298	(3)%	$2,505	$2,539	(1)%
Subscription Video Services	562	120	* *	1,127	265	* *
Book Publishing	496	469	6%	914	870	5%
Digital Real Estate Services	311	292	7%	604	563	7%
Other	1	1	—%	1	1	—%

Total Revenues	$2,627	$2,180	21%	$5,151	$4,238	22%

Segment EBITDA:
News and Information Services	$120	$141	(15)%	$236	$215	10%
Subscription Video Services	84	33	* *	197	60	* *
Book Publishing	88	78	13%	156	126	24%
Digital Real Estate Services	121	119	2%	226	214	6%
Other(a)	(43)	(43)	—%	(87)	(39)	* *

Total Segment EBITDA	$370	$328	13%	$728	$576	26%

** – Not meaningful

(a)

Other Segment EBITDA for the six months ended December 31, 2017 included a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes.

News and Information Services

Revenues in the quarter decreased $41 million, or 3%, as compared to the prior year, reflecting a $34 million, or 2%, negative impact from foreign currency fluctuations. Within the segment, Dow Jones revenues grew 4%, while revenues at News UK declined 10%, which includes the negative impact from the absence of Sun Bets revenues discussed below. News America Marketing and News Corp Australia revenues declined 7% and 5%, respectively. Adjusted Revenues for the segment decreased 1% compared to the prior year.

Advertising revenues declined 5% compared to the prior year, of which $18 million, or 2%, was related to the negative impact from foreign currency fluctuations. The remainder of the decline was driven by weakness in the print advertising market and lower revenues at News America Marketing, partially offset by an increase in digital advertising revenues. Advertising revenues at Dow Jones were flat in the quarter, as record digital advertising revenues offset the weakness in print advertising.

Circulation and subscription revenues increased 1%, including a $12 million, or 2%, negative impact from foreign currency fluctuations. The growth was primarily due to a healthy contribution from Dow Jones, which saw a 7% increase in its circulation revenues, reflecting 23% digital paid subscriber growth at The Wall Street Journal, and growth in its Risk & Compliance products. Cover and subscription price increases also contributed to the revenue improvement. These increases were partially offset by lower newsstand volume at News UK.

Other revenues declined 10%, of which $4 million, or 4%, was related to the negative impact from foreign currency fluctuations. The decline was primarily due to lower brand partnership revenues and the absence of revenues from Sun Bets as a result of News UK’s exit from the partnership in the first quarter of fiscal 2019.

Segment EBITDA decreased $21 million in the quarter, or 15%, as compared to the prior year, primarily due to lower contribution from News UK, mainly driven by lower revenues and higher newsprint and digital reinvestment costs. The decline was partially offset by higher contribution from News Corp Australia and Dow Jones. Adjusted Segment EBITDA (as defined in Note 1) decreased 13%.

Digital revenues represented 32% of News and Information Services segment revenues in the quarter, compared to 29% in the prior year. For the quarter, digital revenues for Dow Jones and the newspaper mastheads represented 35% of their combined revenues, and at Dow Jones, digital accounted for 55% of its circulation revenues. Digital subscribers and users across key properties within the News and Information Services segment are summarized below:

•	The Wall Street Journal average daily digital subscribers in the three months ended December 31, 2018 were 1,709,000, compared to 1,389,000 in the prior year (Source: Internal data)
•	Closing digital subscribers at News Corp Australia’s mastheads as of December 31, 2018 were 460,300, compared to 389,600 in the prior year (Source: Internal data)
•	The Times and Sunday Times closing digital subscribers as of December 31, 2018 were 269,000, compared to 220,000 in the prior year (Source: Internal data)
•	The Sun’s digital offering reached approximately 80 million global monthly unique users in December 2018, compared to 86 million in the prior year, based on ABCe (Source: Omniture)

Subscription Video Services

Revenues and Segment EBITDA in the quarter increased $442 million and $51 million, respectively, compared to the prior year, primarily due to the inclusion of Foxtel. Adjusted Revenues and Adjusted Segment EBITDA, which exclude the impact of foreign currency fluctuations, acquisitions and divestitures, increased 8% and declined 3%, respectively.

On a pro forma basis, reflecting the Transaction, segment revenues in the quarter decreased $69 million, or 11%, compared with the prior year, of which $39 million, or 6%, was due to the negative impact from foreign currency fluctuations. The remainder of the revenue decline was driven by the impact from lower broadcast subscribers and the changes in the subscriber package mix, partially offset by higher revenues from Foxtel Now.

As of December 31, 2018, new Foxtel’s total closing subscribers were approximately 2.9 million, which was higher than the prior year, primarily due to Foxtel Now subscriber growth, the inclusion of commercial subscribers of FOX SPORTS Australia beginning in the first quarter of fiscal 2019 and the launch of Kayo Sports, partially offset by lower broadcast subscribers. 2.5 million of the total closing subscribers were broadcast and commercial subscribers, and the remainder consisted of Foxtel Now and Kayo Sports subscribers. As of February 5, 2019, there were 115,000 Kayo Sports subscribers, of which approximately 100,000 were paying subscribers. Broadcast subscriber churn in the quarter was 15.6% compared to 14.5% in the prior year, reflecting the impact of the price increase implemented in October. Broadcast ARPU for the quarter declined 3% compared to the prior year to A$78 (US$56), reflecting a 2% negative impact related to the adoption of the new revenue recognition standard.

Pro forma Segment EBITDA in the quarter decreased $71 million, or 46%, compared with the prior year, primarily due to the lower revenues discussed above, planned increases in programming costs related to Cricket Australia and National Rugby League rights, higher production costs related to the new Fox Cricket channel and higher marketing costs primarily related to the launch of Kayo Sports, partially offset by the $33 million positive impact on expenses from foreign currency fluctuations.

Book Publishing

Revenues in the quarter increased $27 million, or 6%, compared to the prior year, primarily due to higher sales in general books and Christian publishing, including the success of new titles such as Homebody by Joanna Gaines and The Next Person You Meet in Heaven by Mitch Albom, as well as the continued success of Girl Wash Your Face by Rachel Hollis. Revenue growth was partially offset by $18 million of lower revenues as a result of the adoption of the new revenue recognition standard. Digital sales increased 12% compared to the prior year and represented 17% of Consumer revenues for the quarter, driven by the growth in downloadable audiobook sales. Segment EBITDA for the quarter increased $10 million, or 13%, from the prior year, primarily due to the higher revenues noted above.

Digital Real Estate Services

Revenues in the quarter increased $19 million, or 7%, compared to the prior year, of which foreign currency fluctuations had a negative impact on growth of $13 million, or 4%. The growth was primarily due to the continued growth at REA Group and Move. Segment EBITDA in the quarter increased $2 million, or 2%, compared to the prior year, primarily due to the higher revenues, partially offset by higher costs associated with the acquisition of Opcity and the $8 million negative impact from foreign currency fluctuations. Adjusted Revenues and Adjusted Segment EBITDA increased 10% and 12%, respectively.

In the quarter, revenues at REA Group increased 6% to $189 million from $178 million in the prior year, primarily due to an increase in Australian residential depth revenue, driven by favorable product mix and pricing increases. The growth was partially offset by foreign currency fluctuations, as mentioned above.

Move’s revenues in the quarter increased 11% to $122 million from $110 million in the prior year, primarily due to 23% growth in its real estate revenues, partially offset by planned declines in advertising revenues. The increase in real estate revenues, which represent 78% of total Move revenues, was driven by the continued growth in its ConnectionsSM Plus product revenues, which benefited from higher lead volume and improvement in yield optimization, as well as the acquisition of Opcity. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal second quarter grew 6% year-over-year to 53 million, with mobile representing more than half of all unique users.

REVIEW OF EQUITY LOSSES OF AFFILIATES’ RESULTS

	For the three months ended December 31,		For the six months ended December 31,
	2018	2017	2018	2017
	(in millions)		(in millions)
Foxtel(a)	$—	$1	$—	$(4)
Other equity affiliates, net	(6)	(19)	(9)	(24)

Total equity losses of affiliates	$(6)	$(18)	$(9)	$(28)

(a)

The Company amortized $15 million and $32 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three and six months ended December 31, 2017, respectively. Such amortization is reflected in Equity losses of affiliates in the Statement of Operations.

Equity losses of affiliates for the second quarter was ($6) million compared to ($18) million in the prior year. The improvement was primarily due to the absence of $13 million in non-cash write-downs of certain equity method investments’ carrying values to fair value, which was recognized in the second quarter of fiscal 2018.

CASH FLOW

The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the six months ended December 31,
	2018	2017
	(in millions)
Net cash provided by operating activities	$358	$204
Less: Capital expenditures	(264)	(128)

	94	76
Less: REA Group free cash flow	(105)	(93)
Plus: Cash dividends received from REA Group	37	33

Free cash flow available to News Corporation	$26	$16

Net cash provided by operating activities improved $154 million for the six months ended December 31, 2018 as compared to the prior year period, primarily due to higher Total Segment EBITDA as noted above, and lower cash tax payments of $24 million, partially offset by $35 million in higher cash paid for interest.

Free cash flow available to News Corporation in the six months ended December 31, 2018 was $26 million compared to $16 million in the prior year period. The improvement was primarily due to higher cash provided by operating activities, partially offset by higher capital expenditures, of which $139 million was related to new Foxtel.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

Dividends

The Company today declared a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on April 17, 2019 to stockholders of record as of March 13, 2019.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income available to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00pm EST on February 7, 2019. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content. The company comprises businesses across a range of media, including: news and information services, subscription video services in Australia, book publishing and digital real estate services. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content is distributed and consumed worldwide. More information is available at: www.newscorp.com.

Contacts:

Investor Relations

Michael Florin

212-416-3363

mflorin@newscorp.com

Leslie Kim

212-416-4529

lkim@newscorp.com

Corporate Communications

Jim Kennedy

212-416-4064

jkennedy@newscorp.com

Ilana Ozernoy

212-416-3364

iozernoy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended December 31,		For the six months ended December 31,
	2018	2017	2018	2017
Revenues:
Circulation and subscription	$1,029	$637	$2,063	$1,288
Advertising	718	717	1,382	1,399
Consumer	478	453	878	839
Real estate	248	222	475	425
Other	154	151	353	287

Total Revenues	2,627	2,180	5,151	4,238

Operating expenses	(1,484)	(1,139)	(2,824)	(2,288)
Selling, general and administrative	(773)	(713)	(1,599)	(1,374)
Depreciation and amortization	(163)	(100)	(326)	(197)
Impairment and restructuring charges	(19)	(12)	(37)	(27)
Equity losses of affiliates	(6)	(18)	(9)	(28)
Interest (expense) income, net	(15)	1	(31)	7
Other, net	7	(30)	27	(21)

Income before income tax expense	174	169	352	310
Income tax expense	(55)	(235)	(105)	(289)

Net income (loss)	119	(66)	247	21
Less: Net income attributable to noncontrolling interests	(24)	(17)	(51)	(36)

Net income (loss) attributable to News Corporation stockholders	$95	$(83)	$196	$(15)
Less: Adjustments to Net income (loss) attributable to News Corporation stockholders – Redeemable preferred stock dividends	—	(1)	—	(1)

Net income (loss) available to News Corporation stockholders	$95	$(84)	$196	$(16)

Weighted average shares outstanding:
Basic	585	583	584	583
Diluted	587	583	586	583

Net income (loss) available to News Corporation stockholders per share – basic	$0.16	$(0.14)	$0.34	$(0.03)
Net income (loss) available to News Corporation stockholders per share – diluted	$0.16	$(0.14)	$0.33	$(0.03)

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of December 31, 2018 (unaudited)	As of June 30, 2018 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,618	$2,034
Receivables, net	1,853	1,612
Inventory, net	400	376
Other current assets	558	372

Total current assets	4,429	4,394

Non-current assets:
Investments	345	393
Property, plant and equipment, net	2,517	2,560
Intangible assets, net	2,571	2,671
Goodwill	5,225	5,218
Deferred income tax assets	228	279
Other non-current assets	912	831

Total assets	$16,227	$16,346

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$625	$605
Accrued expenses	1,243	1,340
Deferred revenue	430	516
Current borrowings	744	462
Other current liabilities	670	372

Total current liabilities	3,712	3,295

Non-current liabilities:
Borrowings	936	1,490
Retirement benefit obligations	237	245
Deferred income tax liabilities	384	389
Other non-current liabilities	524	430
Commitments and contingencies

Redeemable preferred stock	—	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,271	12,322
Accumulated deficit	(1,937)	(2,163)
Accumulated other comprehensive loss	(1,076)	(874)

Total News Corporation stockholders’ equity	9,264	9,291
Noncontrolling interests	1,170	1,186

Total equity	10,434	10,477

Total liabilities and equity	$16,227	$16,346

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the six months ended December 31,
	2018	2017
Operating activities:
Net income	$247	$21

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	326	197
Equity losses of affiliates	9	28
Cash distributions received from affiliates	27	1
Other, net	(27)	21
Deferred income taxes and taxes payable	40	200
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(140)	(73)
Inventories, net	(43)	(8)
Accounts payable and other liabilities	(81)	(183)

Net cash provided by operating activities	358	204

Investing activities:
Capital expenditures	(264)	(128)
Acquisitions, net of cash acquired	(185)	(53)
Investments in equity affiliates and other	(13)	(33)
Proceeds from property, plant and equipment and other asset dispositions	37	15
Other, net	16	23

Net cash used in investing activities	(409)	(176)

Financing activities:
Borrowings	263	—
Repayment of borrowings	(470)	(93)
Dividends paid	(81)	(80)
Other, net	(45)	(29)

Net cash used in financing activities	(333)	(202)

Net decrease in cash and cash equivalents	(384)	(174)
Cash and cash equivalents, beginning of period	2,034	2,016
Exchange movement on opening cash balance	(32)	14

Cash and cash equivalents, end of period	$1,618	$1,856

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.

The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and six months ended December 31, 2018 and 2017.

	Revenues			Total Segment EBITDA
	For the three months ended December 31,			For the three months ended December 31,
	2018	2017	Difference	2018	2017	Difference
	(in millions)			(in millions)
As reported	$2,627	$2,180	$447	$370	$328	$42
Impact of acquisitions	(458)	—	(458)	(49)	—	(49)
Impact of divestitures	—	(7)	7	—	1	(1)
Impact of foreign currency fluctuations	67	—	67	13	—	13
Net impact of U.K. Newspaper Matters	—	—	—	4	3	1

As adjusted	$2,236	$2,173	$63	$338	$332	$6

	Revenues			Total Segment EBITDA
	For the six months ended December 31,			For the six months ended December 31,
	2018	2017	Difference	2018	2017	Difference
	(in millions)			(in millions)
As reported	$5,151	$4,238	$913	$728	$576	$152
Impact of acquisitions	(891)	—	(891)	(137)	—	(137)
Impact of divestitures	(3)	(15)	12	—	2	(2)
Impact of foreign currency fluctuations	116	—	116	24	—	24
Net impact of U.K. Newspaper Matters	—	—	—	6	(40)	46

As adjusted	$4,373	$4,223	$150	$621	$538	$83

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2018 and 2017 are as follows:

	For the three months ended December 31,
	2018	2017	% Change
	(in millions)		Better/ (Worse)
Adjusted Revenues:
News and Information Services	$1,286	$1,296	(1)%
Subscription Video Services	129	120	8%
Book Publishing	503	469	7%
Digital Real Estate Services	317	287	10%
Other	1	1	—%

Adjusted Total Revenues	$2,236	$2,173	3%

Adjusted Segment EBITDA:
News and Information Services	$123	$141	(13)%
Subscription Video Services	32	33	(3)%
Book Publishing	88	78	13%
Digital Real Estate Services	134	120	12%
Other	(39)	(40)	3%

Adjusted Total Segment EBITDA	$338	$332	2%

	For the six months ended December 31,
	2018	2017	% Change
	(in millions)		Better/ (Worse)
Adjusted Revenues:
News and Information Services	$2,561	$2,535	1%
Subscription Video Services	273	265	3%
Book Publishing	924	870	6%
Digital Real Estate Services	614	552	11%
Other	1	1	—%

Adjusted Total Revenues	$4,373	$4,223	4%

Adjusted Segment EBITDA:
News and Information Services	$241	$215	12%
Subscription Video Services	60	60	—%
Book Publishing	156	126	24%
Digital Real Estate Services	245	216	13%
Other	(81)	(79)	(3)%

Adjusted Total Segment EBITDA	$621	$538	15%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended December 31, 2018 and 2017.

	For the three months ended December 31, 2018
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,257	$(5)	$—	$34	$—	$1,286
Subscription Video Services	562	(446)	—	13	—	129
Book Publishing	496	—	—	7	—	503
Digital Real Estate Services	311	(7)	—	13	—	317
Other	1	—	—	—	—	1

Total Revenues	$2,627	$(458)	$—	$67	$—	$2,236

Segment EBITDA:
News and Information Services	$120	$—	$—	$3	$—	$123
Subscription Video Services	84	(54)	—	2	—	32
Book Publishing	88	—	—	—	—	88
Digital Real Estate Services	121	5	—	8	—	134
Other	(43)	—	—	—	4	(39)

Total Segment EBITDA	$370	$(49)	$—	$13	$4	$338

	For the three months ended December 31, 2017
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,298	$—	$(2)	$—	$—	$1,296
Subscription Video Services	120	—	—	—	—	120
Book Publishing	469	—	—	—	—	469
Digital Real Estate Services	292	—	(5)	—	—	287
Other	1	—	—	—	—	1

Total Revenues	$2,180	$—	$(7)	$—	$—	$2,173

Segment EBITDA:
News and Information Services	$141	$—	$—	$—	$—	$141
Subscription Video Services	33	—	—	—	—	33
Book Publishing	78	—	—	—	—	78
Digital Real Estate Services	119	—	1	—	—	120
Other	(43)	—	—	—	3	(40)

Total Segment EBITDA	$328	$—	$1	$—	$3	$332

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the six months ended December 31, 2018 and 2017.

	For the six months ended December 31, 2018
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$2,505	$(5)	$(1)	$62	$—	$2,561
Subscription Video Services	1,127	(871)	—	17	—	273
Book Publishing	914	—	—	10	—	924
Digital Real Estate Services	604	(15)	(2)	27	—	614
Other	1	—	—	—	—	1

Total Revenues	$5,151	$(891)	$(3)	$116	$—	$4,373

Segment EBITDA:
News and Information Services	$236	$—	$—	$5	$—	$241
Subscription Video Services	197	(140)	—	3	—	60
Book Publishing	156	—	—	—	—	156
Digital Real Estate Services	226	3	—	16	—	245
Other	(87)	—	—	—	6	(81)

Total Segment EBITDA	$728	$(137)	$—	$24	$6	$621

	For the six months ended December 31, 2017
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$2,539	$—	$(4)	$—	$—	$2,535
Subscription Video Services	265	—	—	—	—	265
Book Publishing	870	—	—	—	—	870
Digital Real Estate Services	563	—	(11)	—	—	552
Other	1	—	—	—	—	1

Total Revenues	$4,238	$—	$(15)	$—	$—	$4,223

Segment EBITDA:
News and Information Services	$215	$—	$—	$—	$—	$215
Subscription Video Services	60	—	—	—	—	60
Book Publishing	126	—	—	—	—	126
Digital Real Estate Services	214	—	2	—	—	216
Other	(39)	—	—	—	(40)	(79)

Total Segment EBITDA	$576	$—	$2	$—	$(40)	$538

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net, income tax (expense) benefit and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following table reconciles net income (loss) to Total Segment EBITDA.

	For the three months ended December 31,
	2018	2017	Change	% Change
	(in millions)
Net income (loss)	$119	$(66)	$185	* *
Add:
Income tax expense	55	235	(180)	(77)%
Other, net	(7)	30	(37)	* *
Interest expense (income), net	15	(1)	16	* *
Equity losses of affiliates	6	18	(12)	(67)%
Impairment and restructuring charges	19	12	7	58%
Depreciation and amortization	163	100	63	63%

Total Segment EBITDA	$370	$328	$42	13%

** – Not meaningful

	For the six months ended December 31,
	2018	2017	Change	% Change
	(in millions)
Net income	$247	$21	$226	* *
Add:
Income tax expense	105	289	(184)	(64)%
Other, net	(27)	21	(48)	* *
Interest expense (income), net	31	(7)	38	* *
Equity losses of affiliates	9	28	(19)	(68)%
Impairment and restructuring charges	37	27	10	37%
Depreciation and amortization	326	197	129	65%

Total Segment EBITDA	$728	$576	$152	26%

** – Not meaningful

NOTE 3 – ADJUSTED NET INCOME (LOSS) AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income (loss) available to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters and the impact of the Tax Act (“adjusted net income (loss) available to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) available to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income (loss) available to News Corporation stockholders and reported diluted EPS to adjusted net income available to News Corporation stockholders and adjusted EPS for the three and six months ended December 31, 2018 and 2017.

	For the three months ended December 31, 2018			For the three months ended December 31, 2017
(in millions, except per share data)	Net income available to stockholders	EPS		Net income (loss) available to stockholders	EPS
Net income (loss)	$119	$		$(66)	$
Less: Net income attributable to noncontrolling interests	(24)			(17)
Less: Redeemable preferred stock dividends	—			(1)

Net income (loss) available to News Corporation stockholders	$95		$0.16	$(84)		$(0.14)
U.K. Newspaper Matters	4		0.01	3		—
Impairment and restructuring charges	19		0.03	12		0.02
Other, net	(7)		(0.01)	30		0.05
Equity losses of affiliates(a)	—		—	13		0.02
Tax impact on items above	(6)		(0.01)	(3)		—
Impact of Tax Act(b)	—		—	174		0.30
Impact of noncontrolling interest on items included above	(2)		—	(8)		(0.01)

As adjusted	$103		$0.18	$137		$0.24

(a)	During the three months ended December 31, 2017, the Company recognized $13 million in non-cash write-downs of certain equity method investments’ carrying values.
(b)	During the three months ended December 31, 2017, the Company recorded a $174 million provisional charge as a result of the U.S. Tax Cuts and Jobs Act.

	For the six months ended December 31, 2018			For the six months ended December 31, 2017
(in millions, except per share data)	Net income available to stockholders	EPS		Net income (loss) available to stockholders	EPS
Net income	$247	$		$21	$
Less: Net income attributable to noncontrolling interests	(51)			(36)
Less: Redeemable preferred stock dividends	—			(1)

Net income (loss) available to News Corporation stockholders	$196		$0.33	$(16)		$(0.03)
U.K. Newspaper Matters (a)	6		0.01	(40)		(0.07)
Impairment and restructuring charges	37		0.06	27		0.05
Other, net	(27)		(0.05)	21		0.03
Equity losses of affiliates (b)	—		—	13		0.02
Tax impact on items above	(10)		(0.01)	6		0.01
Impact of Tax Act (c)	—		—	174		0.30
Impact of noncontrolling interest on items included above	(2)		—	(8)		(0.01)

As adjusted	$200		$0.34	$177		$0.30

(a)

During the six months ended December 31, 2017, the Company recorded a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes.

(b)	During the six months ended December 31, 2017, the Company recognized $13 million in non-cash write-downs of certain equity method investments’ carrying values.
(c)	During the six months ended December 31, 2017, the Company recorded a $174 million provisional charge as a result of the U.S. Tax Cuts and Jobs Act.

NOTE 4 – PRO FORMA

The following supplemental unaudited pro forma information for the three and six months ended December 31, 2017 reflects the Company’s results of operations as if the Transaction had occurred on July 1, 2016. The Company believes that the presentation of this supplemental information enhances comparability across the reporting periods. The information was prepared in accordance with Article 11 of Regulation S-X and is based on historical results of operations of News Corp and Foxtel, adjusted for the effect of any Transaction-related accounting adjustments, as described below. Pro forma adjustments were based on available information and assumptions regarding impacts that are directly attributable to the Transaction, are factually supportable, and are expected to have a continuing impact on the combined results. In addition, the pro forma information is provided for supplemental and informational purposes only, and is not necessarily indicative of what the Company’s results of operations would have been, or the Company’s future results of operations, had the Transaction actually occurred on the date indicated. As only the financial results for the Subscription Video Services segment were adjusted due to the presentation of this pro forma supplemental information, the Company is only providing pro forma supplemental information for this segment below, under “Subscription Video Services”. The unaudited pro forma information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and related notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018 that will be filed with the Securities and Exchange Commission.

The following tables set forth the Company’s unaudited reported and pro forma results of operations for the three and six months ended December 31, 2018 and 2017, respectively.

	For the three months ended December 31,
	2018	2017	Change	% Change
(in millions, except %)	As reported	Pro forma	Better/(Worse)
Revenues:
Circulation and subscription	$1,029	$1,083	$(54)	(5)%
Advertising	718	767	(49)	(6)%
Consumer	478	453	25	6%
Real estate	248	222	26	12%
Other	154	166	(12)	(7)%

Total Revenues	2,627	2,691	(64)	(2)%

Operating expenses	(1,484)	(1,420)	(64)	(5)%
Selling, general and administrative	(773)	(821)	48	6%
Depreciation and amortization	(163)	(167)	4	2%
Impairment and restructuring charges	(19)	(12)	(7)	(58)%
Equity losses of affiliates	(6)	(19)	13	68%
Interest expense, net	(15)	(20)	5	25%
Other, net	7	(30)	37	* *

Income before income tax expense	174	202	(28)	(14)%
Income tax expense	(55)	(237)	182	77%

Net income (loss)	119	(35)	154	* *
Less: Net income attributable to noncontrolling interests	(24)	(37)	13	35%

Net income (loss) attributable to News Corporation	$95	$(72)	$167	* *

** – Not meaningful

	For the six months ended December 31,
	2018	2017	Change	% Change
(in millions, except %)	As reported	Pro forma	Better/(Worse)
Revenues:
Circulation and subscription	$2,063	$2,210	$(147)	(7)%
Advertising	1,382	1,498	(116)	(8)%
Consumer	878	839	39	5%
Real estate	475	425	50	12%
Other	353	312	41	13%

Total Revenues	5,151	5,284	(133)	(3)%

Operating expenses	(2,824)	(2,861)	37	1%
Selling, general and administrative	(1,599)	(1,598)	(1)	—%
Depreciation and amortization	(326)	(333)	7	2%
Impairment and restructuring charges	(37)	(30)	(7)	(23)%
Equity losses of affiliates	(9)	(21)	12	57%
Interest expense, net	(31)	(46)	15	33%
Other, net	27	(22)	49	* *

Income before income tax expense	352	373	(21)	(6)%
Income tax expense	(105)	(294)	189	64%

Net income	247	79	168	* *
Less: Net income attributable to noncontrolling interests	(51)	(70)	19	27%

Net income attributable to News Corporation	$196	$9	$187	* *

** – Not meaningful

	Pro Forma (unaudited) For the three months ended December 31, 2017
	News Corp Historical(a)	Foxtel Historical(b)	Transaction Adjustments		Pro Forma
	(in millions, except per share amounts)
Revenues:
Circulation and subscription	$637	$533	$(87	)(c)(d)	$1,083
Advertising	717	50	—		767
Consumer	453	—	—		453
Real estate	222	—	—		222
Other	151	15	—		166

Total Revenues	2,180	598	(87)		2,691

Operating expenses	(1,139)	(372)	91	(c)(e)	(1,420)
Selling, general and administrative	(713)	(110)	2	(f)	(821)
Depreciation and amortization	(100)	(59)	(8	)(g)(h)(i)	(167)
Impairment and restructuring charges	(12)	—	—		(12)
Equity losses of affiliates	(18)	—	(1	)(j)	(19)
Interest income (expense), net	1	(21)	—		(20)
Other, net	(30)	—	—		(30)

Income before income tax expense	169	36	(3)		202
Income tax expense	(235)	(4)	2	(k)	(237)

Net (loss) income	(66)	32	(1)		(35)
Less: Net income attributable to noncontrolling interests	(17)	—	(20	)(l)	(37)

Net (loss) income attributable to News Corporation	$(83)	$32	$(21)		$(72)

Basic and diluted loss per share:
Net loss available to News Corporation stockholders per share	$(0.14)				$(0.12)

	Pro Forma (unaudited) For the six months ended December 31, 2017
	News Corp Historical(a)	Foxtel Historical(b)	Transaction Adjustments		Pro Forma
	(in millions, except per share amounts)
Revenues:
Circulation and subscription	$1,288	$1,107	$(185	)(c)(d)	$2,210
Advertising	1,399	99	—		1,498
Consumer	839	—	—		839
Real estate	425	—	—		425
Other	287	25	—		312

Total Revenues	4,238	1,231	(185)		5,284

Operating expenses	(2,288)	(766)	193	(c)(e)	(2,861)
Selling, general and administrative	(1,374)	(227)	3	(f)	(1,598)
Depreciation and amortization	(197)	(118)	(18	)(g)(h)(i)	(333)
Impairment and restructuring charges	(27)	(3)	—		(30)
Equity (losses) earnings of affiliates	(28)	3	4	(j)	(21)
Interest income (expense), net	7	(53)	—		(46)
Other, net	(21)	(1)	—		(22)

Income before income tax expense	310	66	(3)		373
Income tax expense	(289)	(10)	5	(k)	(294)

Net income	21	56	2		79
Less: Net income attributable to noncontrolling interests	(36)	—	(34	)(l)	(70)

Net (loss) income attributable to News Corporation	$(15)	$56	$(32)		$9

Basic and diluted (loss) income per share:
Net (loss) income available to News Corporation stockholders per share	$(0.03)				$0.02

(a)

Reflects the historical results of operations of News Corporation. As the acquisition of a controlling interest in Foxtel was completed on April 3, 2018, Foxtel is reflected in our historical Statements of Operations from April 3, 2018 onwards.

(b)

Reflects the historical results of operations of Foxtel to the date of the Transaction. From April 3, 2018 onwards, Foxtel is included in the historical results of operations of News Corporation. The Statements of Operations of Foxtel are derived from its historical financial statements for the three and six months ended December 31, 2017. The Statements of Operations for the three and six months ended December 31, 2017 reflect Foxtel’s Statements of Operations on a U.S. GAAP basis and translated from Australian dollars to U.S. dollars, the reporting currency of the combined group, using the quarterly average rates for each period presented. Additionally, certain balances within Foxtel’s historical financial information were reclassified to be consistent with the Company’s presentation.

(c)	Represents the impact of eliminating transactions between Foxtel and the consolidated subsidiaries of News Corporation, which would be eliminated upon consolidation as a result of the Transaction.
(d)

Reflects the reversal of revenue recognized in Foxtel’s historical Statements of Operations resulting from the fair value adjustment of Foxtel’s historical deferred installation revenue in the preliminary purchase price allocation for the Transaction.

(e)

Reflects the adjustment to amortization of program inventory recognized in Foxtel’s historical Statements of Operations related to the fair value adjustment of Foxtel’s historical program inventory in the preliminary purchase price allocation.

(f)

Reflects the removal of transaction expenses directly related to the Transaction that are included in News Corp’s historical Statements of Operations for the three and six months ended December 31, 2017. These costs are considered to be non-recurring in nature, and as such, have been excluded from the pro forma Statements of Operations.

(g)	Reflects the adjustment to amortization expense resulting from the recognition of amortizable intangible assets in the preliminary purchase price allocation.

(h)

Reflects the adjustment to depreciation and amortization expense resulting from the fair value adjustment to Foxtel’s historical fixed assets in the preliminary purchase price allocation, which resulted in a step-up in the value of such assets.

(i)

Reflects the reversal of amortization expense included in News Corp’s historical Statements of Operations from the Company’s settlement of its pre-existing contractual arrangement between Foxtel and FOX SPORTS Australia, which resulted in a write-off of its channel distribution agreement intangible asset at the time of the Transaction.

(j)

Represents the impact to equity losses of affiliates as a result of the Transaction, as if the Transaction occurred on July 1, 2016. Historically News Corp accounted for its investment in Foxtel under the equity method of accounting. As a result of the Transaction, Foxtel became a majority-owned subsidiary of the Company, and therefore, the impact of Foxtel on the Company’s historical equity losses of affiliates was eliminated.

(k)

In determining the tax rate to apply to our pro forma adjustments we used the Australian statutory rate of 30%, which is the jurisdiction in which the business operates. However, in certain instances, the effective tax rate applied to certain adjustments differs from the statutory rate primarily as a result of certain valuation allowances on deferred tax assets, based on the Company’s historical tax profile in Australia.

(l)	Represents the adjustment, as a result of the Transaction, to reflect the non-controlling interest of the combined company on a pro forma basis.

Pro Forma Segment Analysis

The following table reconciles unaudited reported and pro forma Net income (loss) to unaudited reported and pro forma Total Segment EBITDA for the three and six months ended December 31, 2018 and 2017, respectively:

	For the three months ended December 31,		For the six months ended December 31,
	2018	2017	2018	2017
(in millions)	As reported	Pro forma	As reported	Pro forma
Net income (loss)	$119	$(35)	$247	$79
Add:
Income tax expense	55	237	105	294
Other, net	(7)	30	(27)	22
Interest expense, net	15	20	31	46
Equity losses of affiliates	6	19	9	21
Impairment and restructuring charges	19	12	37	30
Depreciation and amortization	163	167	326	333

Total Segment EBITDA	$370	$450	$728	$825

The following tables set forth the Company’s reported Revenues and Segment EBITDA for the three and six months ended December 31, 2018 and pro forma Revenues and Segment EBITDA for the three and six months ended December 31, 2017:

	For the three months ended December 31,
	2018		2017
	Revenues	Segment EBITDA	Revenues	Segment EBITDA
(in millions)	As reported		Pro forma
News and Information Services	$1,257	$120	$1,298	$141
Subscription Video Services	562	84	631	155
Book Publishing	496	88	469	78
Digital Real Estate Services	311	121	292	119
Other	1	(43)	1	(43)

Total	$2,627	$370	$2,691	$450

	For the six months ended December 31,
	2018		2017
	Revenues	Segment EBITDA	Revenues	Segment EBITDA
(in millions)	As reported		Pro forma
News and Information Services	$2,505	$236	$2,539	$215
Subscription Video Services	1,127	197	1,311	309
Book Publishing	914	156	870	126
Digital Real Estate Services	604	226	563	214
Other	1	(87)	1	(39)

Total	$5,151	$728	$5,284	$825

Subscription Video Services

	For the three months ended December 31,			For the six months ended December 31,
	2018	2017	% Change	2018	2017	% Change
(in millions, except %)	As reported	Pro forma	Better/ (Worse)	As reported	Pro forma	Better/ (Worse)
Revenues:
Circulation and subscription	$490	$548	(11)%	$981	$1,140	(14)%
Advertising	55	66	(17)%	112	141	(21)%
Other	17	17	—%	34	30	13%

Total Revenues	562	631	(11)%	1,127	1,311	(14)%
Operating expenses	(411)	(356)	(15)%	(735)	(755)	3%
Selling, general and administrative	(67)	(120)	44%	(195)	(247)	21%

Segment EBITDA	$84	$155	(46)%	$197	$309	(36)%